Exhibit 99.1

TTEC Declares $2.14 Per Share Special Cash Dividend

DENVER, December 3, 2020 – TTEC Holdings, Inc. (NASDAQ: TTEC), a leading global Customer Experience as a Service (CXaaS) partner for many of the world’s most iconic and disruptive brands, announced that its Board of Directors today declared a special, one-time cash dividend of $2.14 per share of TTEC common stock, or approximately $100 million. The dividend is payable on December 30, 2020 to shareholders of record as of December 18, 2020.

“Our exceptionally strong year-to-date financial performance, cash flow and balance sheet strength, and favorable outlook supports our decision to return additional capital in the form of a special cash dividend to our stockholders,” said Ken Tuchman, TTEC’s chairman and chief executive officer. “This special dividend alongside our regular semi-annual dividend aligns with our long-term capital management plan, while prudently continuing to execute under our strategic priorities of maintaining our market leadership and investing in our organic and inorganic growth.”

About TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is a leading digital customer experience (CX) technology and services company focused on the design, implementation, and delivery of transformative solutions for many of the world’s most iconic and disruptive brands and government agencies. The Company delivers outcome-based customer engagement solutions through TTEC Digital, its digital consultancy that designs and builds human centric, tech-enabled, insight-driven customer experience solutions for clients and TTEC Engage, its delivery center of excellence, that operates customer acquisition, care, fraud prevention and detection, and content moderation services. Founded in 1982, the Company's 56,200 employees operate on six continents across the globe and live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TTEC is bringing humanity to the customer experience, visit www.ttec.com

###

Investor Contact Paul Miller +1.303.397.8641	Media Contact Nick Cerise +1.303.397.8331	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832